Exhibit 99.1

COMSovereign Receives Approval for Continued Nasdaq Listing

DALLAS, TEXAS – December 1, 2022 – COMSovereign Holding Corp. (NASDAQ: COMS and COMSP) (“COMSovereign” or the “Company”), a U.S.-based developer of 4G LTE Advanced and 5G communication systems and solutions, today announced that on November 29, 2022, a Nasdaq Hearings Panel (the “Panel”) granted its request for continued listing on The Nasdaq Capital Market (“Nasdaq”). The Company’s continued listing on Nasdaq is subject to its evidencing compliance with the minimum bid price requirement by February 2, 2023, and the filing requirements of timely periodic financial reports with the Securities and Exchange Commission, including filing its quarterly reports on Form 10-Q, all to be filed by February 24, 2023, and certain other conditions. The Company is working to file its delinquent periodic reports with the Securities and Exchange Commission as soon as practicable and is otherwise taking definitive steps to evidence compliance with all other applicable criteria for continued listing on Nasdaq.

The Company must satisfy the time frame granted by the Panel or Nasdaq will provide written notification that its securities will be delisted. There are no assurances that the Company will be able to maintain the listing of its securities on Nasdaq.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, the availability of parts and components for the manufacture of products, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net